EXHIBIT 3.1.4

RESTATED CERTIFICATE OF INCORPORATION

OF

UNION CARBIDE CORPORATION

UNDER SECTION 807 OF THE BUSINESS CORPORATION LAW

1.             The name of the corporation (which is hereinafter referred to as the “Corporation”) is Union Carbide Corporation.  The name under which the Corporation was formed was Union Carbide and Carbon Corporation.

2.             The original Certificate of Incorporation of the Corporation was filed with the Office of the Department of State of the State of New York on November 1, 1917.  A Restated Certificate of Incorporation of the Corporation was filed with the Office of the Department of State of the State of New York on June 25, 1998.  A Certificate of Merger was filed with the Office of the Department of State of the State of New York on February 6, 2001 and a Certificate of Change was filed with the Office of the Department of State of the State of New York on May 3, 2001, respectively amending certain article(s) of the Restated Certificate of Incorporation.

3.             This Restated Certificate of Incorporation of the Corporation was authorized by resolution adopted by the Board of Directors of the Corporation on April 23, 2008, pursuant to Section 807 of the New York Business Corporation Law.

4.             The Restated Certificate of Incorporation of the Corporation is hereby amended by the addition of a provision for (i) the indemnification of directors, officers, employees and agents of the Corporation, (ii) the amendment of the Bylaws of the Corporation and (iii) the amendment of the Certificate of Incorporation of the Corporation, and the text of the Restated Certificate of Incorporation of the Corporation is hereby restated as amended hereby, to read in its entirety as follows:

Article I

NAME

The name of the Corporation (which is hereinafter referred to as the “Corporation”) is Union Carbide Corporation.

Article II

PURPOSE

The Corporation may engage in any lawful act or activity for which corporations may be organized under the New York Business Corporation Law provided that the Corporation is not formed to engage in any act or activity which requires the consent or approval of any state official, department, board, agency or other body, without such consent or approval first being obtained.

Article III

NAME OF REGISTERED AGENT

The Secretary of State shall be the agent of the corporation upon whom process against it may be served. The Secretary of State shall mail copies of such process to the registered agent at the address of the registered office of the Corporation in the State of New York.

Article IV

CITY/COUNTY OFFICE

The office of the Corporation is to be located in the City of New York, County of New York.

Article V

ADDRESS OF REGISTERED AGENT

The address of the registered agent of the Corporation in the State of New York is 111 Eighth Avenue, New York, New York 10011, County of New York.  The name of its registered agent at that address is CT Corporation System.

Article VI

CAPITAL STOCK

The aggregate number of shares that the Corporation shall have the authority to issue is 1,000 shares of Common Stock, par value $0.01 per share.

Article VII

BOARD OF DIRECTORS

The number of directors, their terms and their manner of election shall be fixed by or pursuant to the Bylaws of the Corporation.

Article VIII

INDEMNIFICATION;
LIMITATION OF LIABILITY

Directors, officers, employees and agents of the Corporation may be indemnified by the Corporation to such extent as is permitted by the laws of the State of New York and as the Bylaws may from time to time provide.

A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director to the fullest extent permitted by the New York Business Corporation Law as the same now exists or hereafter may be amended.

Article IX

AMENDMENT OF BYLAWS

The Bylaws of the Corporation may be amended, altered, changed, adopted or repealed by the stockholders of the Corporation or by the Board of Directors by a vote of a majority of the entire Board.

Article X

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation hereby reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the New York Business Corporation Law and all rights conferred on stockholders therein granted are subject to this reservation.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation of the Corporation has been executed by its duly authorized officer this 6th day of May, 2008.

Union Carbide Corporation

By:	/s/ DAVID G. WILKINS
David G. Wilkins
Vice President, General Counsel and Secretary